EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-125468) and Form S-3 (File Nos. 333-141055, 333-134616 and 333-128693) of Xenonics Holdings, Inc. of our report dated December 18, 2008, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-KSB of Xenonics Holdings, Inc. and subsidiary as of September 30, 2008 and for the years ended September 30, 2008 and 2007.
SingerLewak LLP
Irvine, CA
December 18, 2008